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                                                                      Exhibit 99


                                  NEWS RELEASE



RELEASE DATE:     FRIDAY - AUGUST 6, 1999
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RELEASE TIME:        IMMEDIATE RELEASE
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                         CAMCO FINANCIAL CORPORATION AND
                    WESTWOOD HOMESTEAD FINANCIAL CORPORATION
                           ANNOUNCE STRATEGIC ALLIANCE


         CAMBRIDGE, OHIO - Camco Financial Corporation [Nasdaq National Market "CAFI"] and Westwood Homestead Financial Corporation [Nasdaq National Market "WEHO"] jointly announced today the signing of a definitive agreement for the strategic alliance of Westwood Homestead Financial Corporation with Camco. Westwood Homestead Savings Bank will continue independent operations as a member of Camco's family of community banks.

         Westwood Homestead shareholders will receive 0.611 shares of Camco common stock and $5.20 cash for each Westwood Homestead share. Based on Camco's closing price of $12.00 on August 6, 1999, the transaction would be valued at approximately $27.2 million.

         The merger, which will be accounted for as a purchase, is expected to be consummated during the first quarter of 2000, subject to approval of WEHO and CAFI shareholders, regulatory approval and other customary conditions of closing. This transaction is expected to be accretive to earnings per share in the first year. Westwood granted to Camco an option to purchase up to 19.9% of Westwood's outstanding shares upon the occurrence of certain conditions of closing.

         Since this strategic alliance will be a purchase accounting transaction, Camco intends to continue with it's stock repurchase program previously announced. The board of directors authorized management of Camco to repurchase up to 5% of the outstanding shares under the program. To date, 30,500 shares have been repurchased under this authorization.



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         At June 30, 1999, WEHO had total assets of $141.4 million, deposits of
$91.0 million and tangible shareholder equity of $22.8 million.

         At June 30, 1999, CAFI had total assets of $727.0 million, deposits of $457.8 million and tangible shareholders equity of $58.1 million.

         Larry A. Caldwell, President and Chief Executive Officer of Camco Financial Corporation, stated, "We are very pleased to announce this merger with Westwood Homestead Financial Corporation. This acquisition is consistent with our previously stated growth plans and provides Camco an opportunity to expand into another attractive Ohio market. We look forward to welcoming Westwood Homestead Savings Bank to Camco's growing family of community banks. Westwood will continue to be guided by the current Westwood directors, officers and staff. Westwood's President/CEO, Michael P. Brennan, will also join the Camco Board of Directors", Caldwell concluded.

         Michael P. Brennan, President and Chief Executive Officer of Westwood, stated, "We believe that this transaction will benefit our shareholders, customers and employees. Camco stock will give our shareholders enhanced value and greater liquidity. Westwood Homestead, chartered in 1883, stays in existence. The employees, officers and directors will continue. Camco will be able to assist us in providing more services to meet the needs of our customers. Our employees will have the opportunity to grow and prosper as part of a larger and more rapidly growing company. As part of the Camco Financial family of community banks, we will be in a stronger competitive position in the years ahead."

         Camco Financial is headquartered in Cambridge, Ohio. It specializes in community banking, mortgage banking and title services through offices in Ohio, Kentucky and West Virginia. Westwood Homestead Savings Bank operates in the Cincinnati, Ohio, market with offices in Westwood and Mt. Adams.

                  Camco's banking subsidiaries are: Cambridge Savings Bank, Cambridge, Ohio; Marietta Savings Bank, Marietta, Ohio; First Federal Savings Bank, Washington Court House, Ohio; and, First Federal Bank for Savings, Ashland, Kentucky. Camco also operates two mortgage banking subsidiaries and a title company. Camco, through its



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subsidiaries, operates 31 offices in 23 communities in Ohio, Kentucky and West
Virginia. Camco subsidiaries operate as community banks with a focus on personal service and are leaders in mortgage lending within the communities they serve. Camco has used its multi-bank holding company structure to grow and expand and has demonstrated an ability to operate each banking subsidiary independently to allow those banks to function based upon the market opportunities presented by the markets in which they operate.

         Charles Webb & Company is serving as Westwood's financial advisor and has delivered a fairness opinion to its Board of Directors. Tucker Anthony Cleary Gull is serving as Camco's financial advisor and has delivered a fairness opinion to its Board of Directors.

         This press release contains certain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the merger of Camco Financial Corporation and Westwood Homestead Financial Corporation, including earnings accretion, which are based on management's current expectations. Actual results may differ materially from the results discussed in these forward-looking statements. The factors that may cause such differences include, but are not limited to: (1) a failure to fully realize expected cost savings from the merger or to realize such savings within the expected time frame; (2) lower than expected revenues following the merger; (3) a significant increase in competitive pressures among depository institutions;
(4) unexpected costs related to the integration of the companies; (5) a reduction in net interest income due to changes in the interest rate environment; (6) a deterioration of general economic conditions either nationally or in the states in which the combined company will be doing business; and (7) an adverse effect of legislative or regulatory changes on the businesses in which the combined company will be engaged.

         CONTACT: Camco Financial Corporation, Cambridge
                           Larry A. Caldwell, 740/432-5641
                           Fax:  740/432-6107
                           E-mail:  camco_01@clover.net
                           www.camcofinancial.com